AUTHORIZATION

            The undersigned, Jay H. Golding, hereby authorizes Marcia H. Kendrick to execute any Form 3, Form 4, or Form 5 to be filed with the Securities and Exchange Commission with respect to Seitel, Inc. for a period of one year from the date hereof.

Date:  December 15, 2004

/s/ Jay H. Golding
Jay H. Golding